Exhibit 99.1

National Bank Holdings Corporation Announces Significant Stock Repurchase

GREENWOOD VILLAGE, Colo., - November 1, 2013 - National Bank Holdings Corporation (NYSE: NBHC) announced today that it has repurchased 5,015,000 shares of its common stock, representing approximately 9.8% of its outstanding shares, from an institutional stockholder. The repurchase price of $20.00 per share of NBHC stock resulted in a total transaction value of approximately $100.3 million.

G. Timothy Laney, President and Chief Executive Officer of National Bank Holdings Corporation, said, “We believe that our stock represents a compelling investment at these levels. This repurchase enhances the efficiency of our balance sheet and represents an excellent use of our stockholders’ capital.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward Looking Statements

This Press Release contains forward-looking statements. Any statements about NBHC’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. NBHC’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including NBHC’s ability to complete the integration of the retirement center locations and the exit of the California banking centers on the anticipated timeline and at the expected cost and the factors that are more fully described in NBHC’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and NBHC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com